Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Vericel Corporation

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (no par value)	Other(3)	2,750,000	$29.45	(3)	$80,987,500	$0.0000927	$7,507.54
Total Offering Amounts						$80,987,500		—
Total Fees Previously Paid								—
Total Fee Offsets(4)								—
Net Fee Due								$7,507.54

(1)	The securities registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement also covers any additional securities that may become issuable under the Vericel Corporation 2022 Omnibus Incentive Plan, as amended from time to time, by reason of any stock split, stock dividend or similar transaction.
(3)	Estimated pursuant to Rule 457 promulgated under the Securities Act solely for purposes of calculating the registration fee and based upon the average of the high and low prices of the Common Stock on May 2, 2022, as reported on the NASDAQ Stock Market.
(4)	The Registrant does not have any fee offsets.